UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2005

DISCOVERY PARTNERS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9640 Towne Centre Drive San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 455-8600

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On February 21, 2005, the Board of Directors of Discovery Partners International, Inc. voted to authorize the payment of bonuses to the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) and other executive officers according to the 2004 bonus plan previously approved by the Compensation Committee based on such executive officers’ achievement of personal performance goals and specified Company performance goals, as further described below, for the fiscal year ended December 31, 2004.  The following bonuses were awarded for fiscal year 2004:

Name	Title	Bonus

Riccardo Pigliucci	Chief Executive Officer and Chairman	$94,162.63

Craig Kussman	Chief Financial Officer, Senior Vice President, Finance and Administration, Secretary	$86,841.13

John Lillig	Chief Technology Officer, Vice President and General Manager, Discovery Systems	$37,751.48

Douglas Livingston	Senior Vice President, Chemistry	$47,691.44

Richard Neale	Vice President, Business Operations and Alliances	$40,268.25

Urs Regenass	Vice President and General Manager, Integrated Drug Discovery	$43,296.56

Daniel Harvey	Vice President and General Manager, Discovery Chemistry Division	$30,010.02

The Company’s board of directors, based on the recommendation of the Compensation Committee, approved a bonus program in 2004 whereby annual bonuses are earned by the Company’s eligible employees, including executive officers, solely on the basis of the achievement of both corporate performance targets and individual performance targets that the Compensation Committee establishes at the start of the fiscal year.  The corporate performance targets for 2004 established by the Compensation Committee in connection with this bonus program required that the Company meet or exceed specified revenue, net income and backlog amounts in 2004. Because publication of sensitive and proprietary quantifiable targets and other specific goals for the company and its executive officers could place the company at a competitive disadvantage, it has not been the company’s practice to disclose the specific financial performance target levels set forth in its incentive compensation plans. However, calculation of achievement of corporate performance targets in accordance with the terms of the 2004 bonus program resulted in a smaller potential bonus for each eligible employee in 2004 than in 2003.  These smaller potential bonus amounts were then allocable to each eligible employee based 50% on achievement of the corporate performance targets and 50% on achievement of individual performance targets, resulting in substantially all eligible employees, including executive officers, receiving smaller bonuses in 2004 than in 2003, and bonuses overall to eligible employees being lower in 2004 than in 2003.

On February 21, 2005 Discovery Partners International, Inc. also accelerated the vesting of certain unvested stock options previously awarded to the executive officers and other employees under the Company’s 2000 stock option plans which have an exercise price greater than or equal to $5.75. Options to purchase approximately 282,000 shares of common stock (of which approximately 6,500 shares are subject to options held by the executive officers) are subject to this acceleration. Options held by non-employees were not included in the acceleration.

Holders of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, were given the election to decline the acceleration of their options if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an ISO to a non-qualified stock option.

Because these options have exercise prices in excess of current market value (are “out-of-the-money”), and are not fully achieving their original objectives of incentive compensation and employee retention, the Company expects that the acceleration may have a positive effect on employee morale, retention and perception of option value. The acceleration would eliminate any future compensation expense the Company would otherwise recognize in its income statement with respect to these options with the implementation of the Financial Accounting Standard Board (FASB) statement “Share-Based Payment” (FAS 123R) as expected effective July 1, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Dated: February 25, 2005	By:	/s/ Craig Kussman
	Name:	Craig Kussman
	Title:	Chief Financial Officer, Senior Vice President, Finance and Administration, Secretary